ADVISORY AGREEMENT

This Advisory Agreement (the “Agreement”) is dated as of December 1, 2011 and is entered into by and among Tortoise Capital Resources Corporation, a Maryland corporation (the “Company”), Corridor InfraTrust Management, LLC, a Delaware limited liability company (the “Manager”), and Tortoise Capital Advisors, L.L.C., a Delaware limited liability company (the “Advisor”).  The effective time and date of this Agreement is 12:01 a.m. December 1, 2011 (the “Effective Date”).  Concurrent with the execution and delivery of this Agreement, the Company and the Manager have entered into a separate agreement pursuant to which the Manager shall provide management and other services to the Company (the “Management Agreement”).  The Investment Advisory Agreement dated September 15, 2009 between the Company and the Advisor shall terminate at 11:59 p.m. November 30, 2011.

1.
Appointment of the Advisor.  The Company appoints the Advisor to provide securities focused investment management services (the “Designated Advisory Services”) and certain day-to-day operational (i.e., non-investment) services (the “Designated Operational Services”) for the benefit of the Company.

2.
Designated Advisory Services.  The Designated Advisory Services shall include: (i) actively searching for and assisting the Manager in identifying potential securities and real asset investment opportunities for the Company, subject to the understanding that the Advisor will first show all securities investment opportunities identified by it to registered closed-end funds and/or any other funds or accounts managed by the Advisor; (ii) assisting the Manager, as reasonably requested, in the analysis of investment opportunities for the Company; and (iii) subject to the overall supervision and review of the Board of Directors of the Company (“Board”), regularly providing the Company with investment research, advice and supervision and furnishing continuously a securities portfolio liquidation program for the Company, consistent with the investment objective and policies of the Company.  The Advisor will determine from time to time how and when to sell securities owned by the Company, and the Manager shall direct the Advisor as to the amount of the Company’s assets that shall be held uninvested as cash or in other liquid assets, subject always to the provisions of the Company’s Articles of Incorporation, Bylaws, and any registration statement of the Company under the Securities Act of 1933 (the “1933 Act”) covering the Company’s shares, as filed with the Securities and Exchange Commission (the “Commission”), as any of the same may be amended from time to time, and to the investment objectives of the Company, as each of the same shall be from time to time in effect, and subject, further, to such policies and instructions as the Board may from time to time establish.  To carry out such determinations, the Advisor will exercise full discretion and act for the Company in the same manner and with the same force and effect as the Company itself might or could do with respect to all other things necessary or incidental to the furtherance or conduct of any securities transactions.  Without limiting the generality of the foregoing, the Advisor shall, during the term and subject to the provisions of this Agreement: (i) advise as to the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii)  perform due diligence on prospective investments and existing portfolio companies; and (iii) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds.

3.
Designated Operational Services.  Initially, the Manager and the Advisor expect that the Advisor shall provide certain operational services (the “Designated Operational Services”) for the benefit of the Company.  The Manager and the Advisor expect a gradual transition in the delivery of the Designated Operational Services over time, so that at some future time the Manager will provide the Designated Operational Services.  At the beginning of each fiscal quarter of the Company during which this Agreement remains in place, the Manager and the Advisor shall mutually agree on those operational services that the Advisor is to provide for such quarter.

4.
Possession of Assets.  The Advisor shall not at any time be the custodian of, and shall have no access to, either funds or securities of the Company, except to the extent necessary for it to complete its duties pursuant to the Second Amended Administration Agreement and this Agreement.  The Advisor will not have the authority to place orders for the execution of transactions involving the assets of the Company, other than the securities held by the Company, through any brokers, dealers, or banks.  The Advisor shall have no authority to commit the Company to any contract, liability, or other obligation.

5.	Fees and Expenses.

(a)
Commencing on the Effective Date, the Manager shall pay to the Advisor, for the Designated Advisory Services, a management fee in an amount equal to at least $100,000 per year (the “Base Fee”), paid in quarterly installments of at least $25,000 each fiscal quarter of the Company.  The Advisor agrees to waive the Base Fee for the first 12 months following the Effective Date. As part of the Base Fee, the Manager shall pay to the Advisor an incremental amount at an annual rate of (i) $50,000 per year if the Company’s Invested Capital doubles, (ii) $75,000 per year if the Company’s Invested Capital triples and (iii) $100,000 per year if the Company’s Invested Capital quadruples, as of the end of any fiscal quarter (except for any fiscal quarter ending during the first 12 months following the Effective Date, as to which the waiver shall apply to this incremental amount) as compared to the Company’s Invested Capital immediately prior to the Effective Date.  The term “Invested Capital” means the aggregate historical cost of the assets of the Company invested, directly or indirectly, in equity interests in or loans secured by real estate and personal property owned in connection with such real estate (including acquisition related costs and acquisition costs that may be allocated to intangibles or are unallocated), all before reserves for depreciation, amortization, impairment charges or bad debts or other similar noncash reserves.  The Base Fee for each fiscal quarter shall be paid within thirty days following the end of such fiscal quarter.  In case of the termination of this Agreement during any fiscal quarter, the Base Fee for that quarter shall be reduced proportionately on the basis of the number of calendar days in that quarter during which this Agreement is in effect.  In addition to payment of the Base Fee, the Advisor shall be reimbursed by the Manager on a quarterly basis for all out-of-pocket expenses reasonably incurred by the Advisor in providing the Designated Advisory Services.  The Advisor shall submit to the Manager an itemized list within fifteen days after the end of each fiscal quarter reflecting the items as to which the Advisor anticipates reimbursement.  Unless any request for reimbursement is disputed by the Manager in good faith, the Manager shall reimburse the Advisor for all such itemized expenses within fifteen days after the receipt by the Manager of the list of such expenses.  In the event of a dispute, the parties shall negotiate in good faith to resolve such dispute promptly.

(b)	The Advisor shall pay to the Manager $77,938.21 for services provided by the Manager to the Advisor from July 1, 2011 to the Effective Date.

6.	Representations and Warranties.

(a)	Each of the Advisor and the Manager represents and warrants to the other and to the Company that:

(i)	This Agreement constitutes a valid and binding obligation of such party enforceable against such party in accordance with its terms.

(ii)	This Agreement does not conflict with or result in a violation of default under any material agreement to which such party is subject.

(b)	The Advisor represents and warrants to the Manager and to the Company that:

(i)	The Advisor has delivered to the Manager a copy of Part II of the Advisor’s Form ADV, as amended, which is current as of the date of this Agreement.

(ii)	The Advisor is a registered investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”).

(c)	The Manager represents and warrants to the Advisor that:

(i)	The Manager has delivered to the Company a copy of Part II of the Advisor’s Form ADV, as amended, as provided to the Manager by the Advisor.

(ii)	The Manager has delivered to the Advisor a copy of the Management Agreement.

7.
Agreements with Clients.  The Advisor acknowledges that the Manager has entered into the Management Agreement, a copy of which was received and reviewed by the Advisor.  In performing its services hereunder, the Advisor agrees, subject to the limitations set forth herein, to be bound by, and comply with, all of the terms, conditions and provisions of the Management Agreement that are binding on the Manager and that could relate in any way to the Designated Advisory Services or the Designated Operational Services.

8.	Indemnification.

(a)
The Manager shall defend, indemnify and hold harmless the Advisor and the Advisor’s members, managers, affiliates, employees, agents, successors and assigns (collectively, the “Advisor Indemnitees”) and the Company and the Company’s stockholders, directors, officers, affiliates, employees, agents, successors and assigns (collectively, the “Company Indemnitees”)  from and against any and all claims, suits, actions, losses, liabilities, damages, costs and expenses (including, but not limited to, costs of investigation and reasonable attorneys’ fees) (collectively “claims”) incurred by any of the Advisor Indemnitees or the Company Indemnitees based upon, arising out of, attributable to or resulting from the Manager’s failure to comply with any term, condition or provision of this Agreement.

(b)
The Adviser shall defend, indemnify and hold harmless the Manager and the Manager’s members, managers, affiliates, employees, agents, successors and assigns (collectively, the “Manager Indemnitees”) and the Company Indemnities from and against any and all claims incurred by any of the Manager Indemnitees or the Company Indemnitees based upon, arising out of, attributable to or resulting from (i) the Adviser’s gross negligence, malfeasance or violation of applicable law in the performance of its services hereunder, or (ii) the Adviser’s failure to comply with any term, condition or provision of this Agreement.

(c)
In the event indemnification is not available for any claim under this Section 8, the Manager and the Adviser will contribute to such claim based on the relative fault and benefit of such parties.  The Manager hereby indemnifies and agrees to hold harmless the Company from any obligation to pay the Advisor or reimburse the Advisor for any fees or expenses incurred by the Advisor in providing services to or for the benefit of the Company.  The provisions of this Section 8 and the party’s obligations hereunder shall survive the termination of the term of this Agreement.

9.
Consent to the Use of Name.  The Advisor hereby consents to the royalty free use by the Company of the name “Tortoise” as part of the Company’s name and consents to the royalty free use of the related “Tortoise” logo; provided, however, that such consents shall be conditioned upon the employment of the Advisor or one of its approved affiliates as an investment advisor of the Company.  The name “Tortoise” and the related “Tortoise” logo or any variation thereof may be used from time to time in other connections and for other purposes by the advisor and its affiliates and other investment companies that have obtained consent to the use of the name “Tortoise”.  The Advisor shall have the right to require the Company to cease using the name “Tortoise” as part of the Company’s name and the related “Tortoise” logo if the Company ceases, for any reason, to employ the Advisor or one of its approved affiliates as an investment advisor.  Future names adopted by the Company for itself, insofar as such names include identifying words requiring the consent of the Advisor, shall be the property of the Advisor and shall be subject to the same terms and conditions.

10.
Release.  Except as provided in Section 9, the Advisor acknowledges and agrees that all obligations owed to it hereunder are obligations of the Manager, and the Advisor hereby releases and forever discharges the Company from any and all liabilities, claims, charges, and expenses arising hereunder.

11.
Term of Agreement; Termination.  This Agreement shall continue in effect until December 31, 2012 and shall be continued from year to year thereafter, to the extent the Manager continues to serve as the Manager to the Company.  This Agreement may be terminated by the Company, the Manager or the Advisor in the event the Advisor is no longer providing all of the Designated Advisory Services and all of the Designated Operational Services.  Notwithstanding the foregoing, so long as the Management Agreement remains in place, the Advisor shall be entitled to receive the management fee described in Section 5(a).  The obligations of the Advisor to provide the Designated Advisory Services to the Company may also be terminated at any time, without the payment of any penalty, by the Company on not more than 60 days’ written notice to the Advisor.  This Agreement shall automatically terminate (and no further fees shall be payable hereunder) in the event of its assignment.  The term “assignment” for purposes of this paragraph having the meaning defined in Section 202(a)(1) of the Advisers Act.

12.	Miscellaneous.

(a)
Any notice required or permitted to be given under this Agreement must be in writing and shall be effective when delivered personally (or by facsimile transmission), to the parties at their respective address set forth below:

If to the Manager or the Company:

Corridor InfraTrust Management, LLC
4200 W. 115th Street, Suite 210
Leawood, Kansas 66211
Fax No.: (913) 387-2791
Attention: Richard C. Green

If to the Advisor:

Tortoise Capital Advisors, L.L.C.
11550 Ash Street, Suite 300
Leawood, Kansas 66211
Fax No.: (913) 981-1021
Attention: Terry Matlack

or to such other address as a party may designate by delivery of notice as set for the above.

(b)
This Agreement may not be amended or changed except by an instrument in writing executed by each of the parties to this Agreement.  It shall be construed in accordance with, and any dispute arising in connection herewith shall be governed by, the laws of the State of Delaware.

(c)	This Agreement may be executed in any number of counterparts, each of which when taken together shall constitute an original.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their representatives thereunto duly authorized.

TORTOISE CAPITAL RESOURCES CORPORATION

By:     /s/ Terry Matlack
Name:           Terry Matlack
Title:           Chief Financial Officer

CORRIDOR INFRATRUST MANAGEMENT, LLC

By:    /s/ Richard C. Green, Jr.
Name:    Richard C. Green, Jr.
Title:           Managing Director

TORTOISE CAPITAL ADVISORS, L.L.C.

By:    /s/ Terry Matlack
Name:           Terry Matlack
Title:           Managing Director